EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (file number 333-40424) with respect to the Amended and Restated Dividend Reinvestment and Stock Purchase Plan No. 2 of State Bancorp, Inc. of our report dated March 13, 2008, relating to the financial statements of State Bancorp, Inc. and the effectiveness of internal control over financial reporting of State Bancorp, Inc. which report is included in Form 10-K of State Bancorp, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC

Livingston, New Jersey
August 7, 2008